Exhibit 10.6
Execution Copy

AMENDED AND RESTATED BRIDGE CREDIT AND GUARANTEE AGREEMENT (HSBC)
dated as of
December 20, 2007
among
BLOCK FINANCIAL CORPORATION,
as Borrower,
H&R BLOCK, INC.,
as Guarantor,
The Lenders Party Hereto
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent
$250,000,000 BRIDGE FACILITY

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Page

Schedule 3.6	Disclosed Matters
Schedule 3.13	Subsidiaries

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance

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          AMENDED AND RESTATED BRIDGE CREDIT AND GUARANTEE AGREEMENT (HSBC), dated as of December 20, 2007, among BLOCK FINANCIAL CORPORATION, a Delaware corporation, as Borrower, H&R BLOCK, INC., a Missouri corporation, as Guarantor, the LENDERS party hereto, and HSBC BANK USA, NATIONAL ASSOCIATION, a national association, as Administrative Agent.
          WHEREAS, the Borrower, the Guarantor, the lenders party thereto from time to time, HSBC Bank USA, National Association, as administrative agent, and the other parties thereto entered into that certain Bridge Credit and Guarantee Agreement, dated as of April 16, 2007 (the “Existing Bridge Credit Agreement”), to provide a bridge facility in an amount of $500,000,000 to the Borrower; and
          WHEREAS, in connection with the execution of that certain Amendment and Intercreditor Agreement, dated as of the date hereof (the “Amendment Agreement”), among the Borrower, the Guarantor, HSBC Bank USA, National Association and BNP Paribas, the parties hereto hereby amend and restate HSBC Bank USA, National Association’s rights and interests under the Existing Bridge Credit Agreement as set forth herein.
          NOW, THEREFORE, in consideration of the agreements herein and in reliance upon the representations and warranties set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “Administrative Agent” means HSBC Bank USA, National Association, a national association, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, neither the Guarantor nor any of its Subsidiaries shall be deemed to Control any of its franchisees by virtue of provisions in the relevant franchise agreement regulating the business and operations of such franchisee.
     “Agreement” means this Amended and Restated Bridge Credit and Guarantee Agreement (HSBC).
     “Amendment Agreement” has the meaning assigned to such term in the recitals to this Agreement.
     “Amendment and Restatement Effective Date” has the meaning assigned to such term in the Amendment Agreement.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Loans represented by such Lender’s Loan.

     “Applicable Rate” means, for any day, the rate per annum based on the Ratings in effect on such day, as set forth in the table below:

			Applicable Rate
			(from the
		Applicable Rate	Amendment and	Applicable Rate
		(prior to the	Restatement	(from February
		Amendment and	Effective Date	15, 2008 through
		Restatement	through February	the Maturity
Category	Ratings	Effective Date)	14, 2008)	Date)
I	Higher than: BBB+ by S&P or Baal by Moody’s	0.350%	1.00%	1.50%
II	BBB+by S&P or Baal by Moody’s	0.450%	1.50%	2.00%
III	BBB by S&P or Baa2 by Moody’s	0.600%	2.00%	2.50%
IV	Lower than: BBB by S&P or Baa2 by Moody’s	0.750%	2.50%	3.00%
; provided that (a) if on any day the Ratings of S&P and Moody’s do not fall in the same category, then the higher of such Ratings shall be applicable for such day, unless one of the two ratings is two or more Ratings levels lower than the other, in which case the applicable rate shall be determined by reference to the Ratings level next below that of the higher of the two ratings, (b) if on any day the Rating of only S&P or Moody’s is available, then such Rating shall be applicable for such day and (c) if on any day a Rating is not available from both S&P and Moody’s, then the Ratings in category IV above shall be applicable for such day. Any change in the Applicable Rate resulting from a change in Rating by either S&P or Moody’s shall become effective on the date such change is publicly announced by such rating agency.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
     “BNPP Borrowing” means the “Borrowing” as defined in the BNPP Bridge Credit Agreement.
     “BNPP Bridge Credit Agreement” means that certain Amended and Restated Bridge Credit and Guarantee Agreement (BNPP), dated as of the date hereof and annexed to the Amendment Agreement as Annex I thereto, among the Borrower, the Guarantor, the lenders party thereto and BNP Paribas, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Amendment Agreement).
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Block Financial Corporation, a Delaware corporation and a wholly-owned indirect Subsidiary of the Guarantor.
     “Borrowing” means the Loans made on the Closing Date.
     “Borrowing Request” means the request by the Borrower for the Borrowing made in accordance with Section 2.3 of the Existing Bridge Credit Agreement.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Guarantor; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Guarantor by Persons who were neither (i) nominated by the board of directors of the Guarantor nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Guarantor by any Person or group; or (d) the failure of the Guarantor to own, directly or indirectly, shares representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.
     “Charges” has the meaning assigned to such term in Section 10.13.

     “Closing Date” means April 16, 2007.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder to the Borrower on the Closing Date. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1 under the heading “Commitment”.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Parties” means the collective reference to the Borrower and the Guarantor.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means (a) matters disclosed in the Borrower’s public filings with the Securities and Exchange Commission prior to December 19, 2007 and (b) the actions, suits, proceedings and environmental matters disclosed in Schedule 3.6.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, to the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Credit Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Events of Default” has the meaning assigned to such term in Article VIII.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).
     “Existing Bridge Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.
     “Existing Revolving Credit Agreement” means the Five-Year Credit and Guarantee Agreement, dated as of August 10, 2005, among the Borrower, the Guarantor, the lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by that certain First Amendment thereto, dated November 28, 2006, and that certain Second Amendment thereto, dated November 19, 2007.
     “Federal Funds Effective Rate” means, with respect to any amount, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately 2:00 p.m., New York City time, on such day for dollar deposits in immediately available funds, in an amount comparable to such amount, as determined by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/100 of 1%.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Guarantor, as the context may require.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United

States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guarantee Obligation” means, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal as of any date of determination to the stated determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (unless such Guarantee Obligation shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the amount as of any date of determination of the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
     “Guarantor” means H&R Block, Inc., a Missouri corporation.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Headquarters” means the Guarantor’s headquarters located at One H&R Block Way, Kansas City, Missouri 64105.
     “Headquarters Mortgage Debt” means real estate mortgage Indebtedness permitted under Section 6.2(p) of the Existing Revolving Credit Agreement and secured by the Headquarters.
     “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “HSBC” means HSBC Bank USA, National Association, in its individual capacity as a “Lender” under the Existing Bridge Credit Agreement.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness of a Person shall not include obligations with respect to funds held by such Person in custody for, or for the benefit of, third parties which are to be paid at the direction of such third parties (and are not used for any other purpose).
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning assigned to such term in Section 10.3(b).
     “Information” has the meaning assigned to such term in Section 10.12.
     “Interest Election Request” means a request by the Borrower to continue the Borrowing in accordance with Section 2.6.
     “Interest Payment Date” means, with respect to any Loan, the last day of each Interest Period applicable thereto and, in the case of an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

     “Interest Period” means, with respect to the Borrowing, the period commencing on the date of the Borrowing and ending on the numerically corresponding day in the calendar month that is one or two weeks or one or two months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any one or two month Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may end beyond the Maturity Date. For purposes hereof, the date of the Borrowing initially shall be the date on which the Borrowing is made and thereafter shall be the effective date of the most recent continuation of the Borrowing.
     “Lenders” means the Person listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.
     “LIBOR Rate” means, with respect to any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Interest Period shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that clause (c) above shall be deemed not to include stock options granted by any Person to its directors, officers or employees with respect to the Capital Stock of such Person.
     “Loan Documents” means this Agreement, the Amendment Agreement and the Notes, if any.
     “Loans” means the loans made by the Lenders to the Borrower on the Closing Date.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Guarantor and the Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
     “Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties and any

Subsidiaries in an aggregate principal amount exceeding $40,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Credit Party or any Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that the Credit Party or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
     “Material Subsidiary” means any Subsidiary of any Credit Party, other than OOMC, the aggregate assets or revenues of which, as of the last day of the most recently ended fiscal quarter for which the Borrower has delivered financial statements, when aggregated with the assets or revenues of all other Subsidiaries with respect to which the actions contemplated by Section 6.4 of the Existing Revolving Credit Agreement are taken, are greater than 5% of the total assets or total revenues, as applicable, of the Guarantor and its consolidated Subsidiaries, in each case as determined in accordance with GAAP.
     “Maturity Date” means April 30, 2008.
     “Maximum Rate” has the meaning assigned to such term in Section 10.13.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds” means, in connection with any issuance of Indebtedness, the cash proceeds received from such issuance, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Net Equity Proceeds” means, in connection with the sale or issuance by the Guarantor or any of its Subsidiaries of any equity interests or warrants, options or rights to acquire equity interests, or the exercise of any such warrants, options or rights, the gross cash proceeds received from such sale or issuance, net of the sum of all customary underwriting commissions and fees, and legal, investment banking, brokerage and accounting and other professional fees, sales commissions, disbursements and out-of-pocket expenses actually incurred in connection with such sale or issuance; provided, however, that “Net Equity Proceeds” shall not include any gross cash proceeds received from the exercise of options by any director, officer, manager or employee of the Guarantor or any of its Subsidiaries or from the issuance of any equity interests to the Guarantor or any of its wholly-owned Subsidiaries (provided that, in each case, the equity interests issued to any such Person are for such Person’s own account and not with a view to, or intention of, distribution thereof).
     “Notes” means the collective reference to any promissory note evidencing Loans.
     “Obligations” means, collectively, the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided herein after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other document made, delivered or given in connection herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).
     “OOMC” means Option One Mortgage Corporation, a California corporation.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Participant” has the meaning assigned to such term in Section 10.4(e).
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Rating” means the rating of S&P or Moody’s, as the case may be, applicable to the long-term senior unsecured non-credit enhanced debt of the Borrower, as announced by S&P or Moody’s, as the case may be, from time to time.
     “Register” has the meaning assigned to such term in Section 10.4(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans then outstanding.
     “S&P” means Standard & Poor’s Ratings Services.
     “Specified Indebtedness” means Indebtedness incurred pursuant to an issuance of debt securities or under clause (d), (e), (u) or (v) of Section 6.2 of the Existing Revolving Credit Agreement, other than (i) prior to the time when no more than $100,000,000 of the principal amount of the Loan remains outstanding, unsecured Indebtedness in the form of term loans under bank credit facilities in an aggregate principal amount not to exceed $250,000,000 and (ii) thereafter, Indebtedness in the form of bank lines of credit or similar facilities in an aggregate amount not to exceed $500,000,000, of which up to $250,000,000 (inclusive of the aggregate amount of Indebtedness incurred under Section 6.2(p) of the Existing Revolving Credit Agreement) may be secured by assets other than those related to Tax Services; provided that, any

Indebtedness under the immediately preceding clauses (i) or (ii) (A) shall not include covenants that are more restrictive than the covenants set forth in this Agreement or representations and warranties, prepayment provisions, defaults, events of default or remedies that are more favorable to the lenders thereunder than those set forth in this Agreement (except, in the case of any such permitted secured Indebtedness, any of the foregoing that is customarily related to the security therefor) and (B) shall not have a final maturity date that is prior to, and shall not require any scheduled amortization of principal prior to, the Maturity Date (other than (x) scheduled amortization and a final maturity date, in each case not prior to February 1, 2008 for receivables financings in an aggregate amount not to exceed $110,000,000 and (y) scheduled amortization for the Headquarters Mortgage Debt not more burdensome to the issuer than the amortization requirements customary for a 10-year commercial mortgage with a balloon payment at the end of the fifth year); provided further that, Indebtedness in respect of the Headquarters Mortgage Debt incurred pursuant to an issuance of debt securities shall not constitute “Specified Indebtedness” hereunder.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Notwithstanding the foregoing, no entity shall be considered a “Subsidiary” solely as a result of the effect and application of FASB Interpretation No. 46R (Consolidation of Variable Interest Entities). Unless the context shall otherwise require, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Guarantor, including the Borrower and the Subsidiaries of the Borrower.
     “Tax Services” means the businesses described in the “TAX SERVICES” segment under the heading “DESCRIPTION OF BUSINESS” in Part I of the Guarantor’s Form 10-K for the fiscal year ended April 30, 2007 filed with the United States Securities and Exchange Commission.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transactions” means the amendment and restatement of the Existing Bridge Credit Agreement, the execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof and the other transactions contemplated by the Amendment Agreement.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to the last paragraph in Article V of this Agreement or any other restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.3. [RESERVED].
          SECTION 1.4. Accounting Terms: GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE CREDITS
          SECTION 2.1. Loans. All outstanding Loans made by the Lenders on the Closing Date under the Existing Bridge Credit Agreement shall remain outstanding on the terms set forth in this Agreement, which outstanding Loans, as of the Amendment and Restatement Effective Date, are in an aggregate principal amount equal to $250,000,000.
          SECTION 2.2. [RESERVED].
          SECTION 2.3. [RESERVED].
          SECTION 2.4. [RESERVED].
          SECTION 2.5. [RESERVED].
          SECTION 2.6. Interest Elections. (a) The Borrowing shall have an initial Interest Period as specified in the Borrowing Request or, if no Interest Period was specified therein, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Thereafter, the Borrowing shall be continued, and the Borrower may elect Interest Periods therefor, all as provided in this Section.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by not later than 11:00 a.m., New York City time, three Business Days before the proposed effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information:
     (i) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
     (ii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one week’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof.
          (e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of an Interest Period, then, unless the Borrowing is repaid as provided herein, at the end of such Interest Period the Borrowing shall be continued with an Interest Period of one month’s duration.
          SECTION 2.7. [RESERVED].
          SECTION 2.8. Repayment of Loans: Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loan made by such Lender on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that the Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). In addition, upon receipt of an affidavit of an officer of such Lender as to the loss, theft, destruction or mutilation of the promissory note, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such promissory note, the Borrower will issue, in lieu thereof, a replacement promissory note in the same principal amount thereof and otherwise of like tenor.
          SECTION 2.9. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay the Borrowing in whole or in part, without premium or penalty except as provided in Section 2.14. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Borrowing to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment shall be in an amount that is an integral multiple of $10,000,000. Each prepayment under this Section 2.9(a) shall be applied ratably to the Loans then outstanding and shall be accompanied by accrued interest to the extent required by Section 2.11.
          (b) The Borrower shall prepay the Borrowing on the date of receipt (or, if received after 12:00 noon, New York City time, on the following Business Day) by the Guarantor, the Borrower or any of their respective Subsidiaries, directly or indirectly, of the proceeds of the issuance of any equity by an amount (rounded down, if necessary, to an integral multiple of $1,000,000) equal to 100% of the Net Equity Proceeds thereof (provided that up to 50% of such Net Equity Proceeds may be used to prepay the BNPP Borrowing). Each prepayment under this Section 2.9(b) shall be applied ratably to the Loans then outstanding and shall be accompanied by accrued interest to the extent required by Section 2.11.
          (c) On the date of receipt (or, if received after 12:00 noon, New York City time, on the following Business Day) by the Guarantor, the Borrower or any of their respective Subsidiaries, directly or indirectly, of the proceeds of the incurrence of Specified Indebtedness, the Borrower shall apply the Net Cash Proceeds thereof as follows:
First, up to an amount equal to the lesser of (i) $250,000,000 and (ii) the aggregate principal amount of the BNPP Borrowing then outstanding may be applied to prepay the BNPP Borrowing or may be retained by the Borrower as permitted under the BNPP Bridge Credit Agreement;
Second, up to an amount not to exceed $50,000,000 may be retained by the Borrower; and
Third, 75% of the remaining amount thereof shall be applied to prepay the Borrowing (with the remaining 25% thereof being retained by the Borrower).
As applicable, each prepayment under this Section 2.9(c) shall be applied ratably to the Loans then outstanding and shall be accompanied by accrued interest to the extent required by Section 2.11.

          SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
          (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.
          SECTION 2.11. Interest. (a) The Loans shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect plus the Applicable Rate.
          (b) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Loans as provided above.
          (c) Accrued interest on each Loan (including interest accrued prior to the date hereof under the Existing Bridge Credit Agreement) shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) all accrued interest shall be payable upon the Maturity Date.
          (d) All interest hereunder shall be computed on the basis of a year of 360 days. The LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each change in interest rate.
          SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the Borrower and the Lenders shall negotiate in good faith to determine a comparable interest rate of the Loans and, in the absence of agreement on such a rate, the interest rate applicable to the Loans shall be an “alternate base rate” as reasonably determined by the Administrative Agent according to methodology as described in the Existing Revolving Credit Agreement.
          SECTION 2.13. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or such Lender’s Loan;
and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining the Loan made by such Lender or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (together with a statement of the reason for such compensation and a calculation thereof in reasonable detail) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (c) the assignment of any Loan other than on the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. The loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of the Loan made by it for the period from the date of such payment, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or continue, the duration of the Interest Period that would have resulted from such borrowing or continuation) if the interest rate payable on such deposit were equal to the LIBOR Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or the Guarantor hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or the Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made (provided, however, that neither the Borrower nor the Guarantor shall be required to increase any such amounts payable to the Administrative Agent or Lender (as the case may be) with respect to any Indemnified or Other Taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) of this Section), (ii) the Borrower or the Guarantor shall make such deductions and (iii) the Borrower or the Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
          SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.9, 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 452 Fifth Avenue, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and any other amounts then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties, and (iii) third, any other amounts due and owing hereunder, ratably among the parties entitled thereto in accordance with such amounts then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.16(c) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

          SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In determining whether to make a claim, and calculating the amount of compensation, under Sections 2.13 and 2.15, each Lender shall apply standards that are not inconsistent with those generally applied by such Lender in similar circumstances.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each of the Credit Parties represents and warrants to the Lenders that:
          SECTION 3.1. Organization; Powers. Each of the Credit Parties and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the power and authority to carry on its business as now conducted and, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.2. Authorization; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other instrument (other than those to be terminated on or prior to the Closing Date) binding upon any Credit Party or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party or any Subsidiary.
          SECTION 3.4. Financial Condition; No Material Adverse Change. (a) Each Credit Party has heretofore furnished to the Lenders consolidated balance sheets and statements of income and cash flows (and, in the case of the Guarantor, of stockholders’ equity) as of and for the fiscal year ended April 30, 2007 (A) reported on by KPMG LLP, an independent registered public accounting firm, in respect of the financial statements of the Guarantor, and (B) certified by its chief financial officer, in respect of the financial statements of the Borrower. Each Credit Party has heretofore furnished to the Lenders consolidated balance sheets and statements of income and cash flows (and, in the case of the Guarantor, of stockholders’ equity) as of and for the six-month period ended October 31, 2007 certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries and of the Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. Except as set forth on Schedule 3.4(a), neither the Guarantor nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction not in the ordinary course of business, which is not reflected in the foregoing statements or in the notes thereto. During the period from April 30, 2007 to and including the date hereof, and except as disclosed in filings made by the Guarantor with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, there has been no sale, transfer or other disposition by the Guarantor or any of its consolidated Subsidiaries of any material part of its business or property other than in the ordinary course of business and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person), material in relation to the consolidated financial condition of the Guarantor and its consolidated Subsidiaries at April 30, 2007.
          (b) Since October 31, 2007, there has been no material adverse change in the business, assets, property or condition (financial or otherwise) of the Guarantor and its Subsidiaries, taken as a whole.
          SECTION 3.5. Properties. (a) Each of the Credit Parties and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each of the Credit Parties and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Credit Parties and the Subsidiaries does not infringe upon the rights of any other

Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.6. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any Subsidiary that (i) have not been disclosed in the Disclosed Matters and as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) challenge or would reasonably be expected to affect the legality, validity or enforceability of this Agreement.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither of the Credit Parties nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.7. Compliance with Laws and Agreements. Each of the Credit Parties and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.8. Investment Company Status. Neither of the Credit Parties nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
          SECTION 3.9. Taxes. Each of the Credit Parties and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Guarantor, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $25,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Credit Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          SECTION 3.12. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” (within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect) in a manner or in circumstances that would constitute or result in non-compliance by any Credit Party or any Lender with the provisions of Regulations U, T or X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-l referred to in said Regulation U.
          SECTION 3.13. Subsidiaries. As of the date hereof, the Guarantor has only the Subsidiaries set forth on Schedule 3.13.
          SECTION 3.14. Insurance. Each Credit Party and each Subsidiary of each Credit Party maintains (pursuant to a self-insurance program and/or with financially sound and reputable insurers) insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of companies engaged in the same or a similar business or having similar properties similarly situated.
ARTICLE IV
CONDITIONS
     This Agreement shall become effective on the Amendment and Restatement Effective Date.
ARTICLE V
COVENANTS
     Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Credit Parties covenants and agrees with the Lenders that it will comply with the covenants set forth in Articles V and VI of the Existing Revolving Credit Agreement (other than Section 5.9 of the Existing Revolving Credit Agreement) and the terms and provisions set forth therein shall be incorporated by reference in this Agreement in their entirety as if fully set forth herein with the same effect as if applied to this Agreement (it being understood that the phrase “obligations of the Credit Parties hereunder” or “Obligations hereunder” as used therein shall be a reference to the obligations of the Credit Parties under this Agreement); provided, that (i) Section 6.5 of the Existing Revolving Credit Agreement shall not apply to any transactions with OOMC and (ii) Indebtedness under Section 6.2(g) of the Existing Revolving Credit Agreement shall be permitted so long as such Indebtedness is not incurred in anticipation of financing any acquisition. All capitalized terms set forth in Articles V and VI of the Existing Revolving Credit Agreement shall have the meanings provided in the Existing Revolving Credit Agreement.
     If any provision of the Existing Revolving Credit Agreement or any definitions set forth or used therein are amended or modified or the Existing Revolving Credit Agreement is terminated, references to the Existing Revolving Credit Agreement set forth in this Agreement shall be deemed to refer to the

Existing Revolving Credit Agreement (as in effect immediately after giving effect to Amendment No. 2 thereto) without giving effect to such amendment, modification or termination, except, in the case of any such amendment or modification, if the Required Lenders have consented thereto (either as parties to the Existing Revolving Credit Agreement or as Lenders hereunder).
ARTICLE VI
[RESERVED]
ARTICLE VII
GUARANTEE
          SECTION 7.1. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
          (b) The Guarantor further agrees to pay any and all expenses (including all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Article. This Article shall remain in full force and effect until the Obligations and the obligations of the Guarantor under the guarantee contained in this Article shall have been satisfied by payment in full, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.
          (c) No payment or payments made by any Credit Party, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from any Credit Party or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable hereunder for the Obligations until the Obligations are paid in full.
          (d) The Guarantor agrees that whenever, at any time or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Article for such purpose.
          SECTION 7.2. Delay of Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required) to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section shall be effective notwithstanding the termination of this Agreement and the payment in full of the Obligations.
          SECTION 7.3. Amendments, etc. with respect to the Obligations: Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions hereof as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other guarantor or any release of the Borrower or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          SECTION 7.4. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Agreement or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings between the Borrower and the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower and the Guarantor with respect to the Obligations. This Article shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other documents executed and delivered in connection herewith, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Guarantor against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under this Article, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against the Guarantor. This Article shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Agreement shall have been satisfied by payment in full, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.
          SECTION 7.5. Reinstatement. This Article shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
          SECTION 7.6. Payments. The Guarantor hereby agrees that all payments required to be made by it hereunder will be made to the Administrative Agent without set-off or counterclaim in accordance with the terms of the Obligations, including in the currency in which payment is due.
ARTICLE VIII
EVENTS OF DEFAULT
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five business days;
          (c) any representation or warranty made or deemed made by any Credit Party (or any of its officers) in or in connection with this Agreement or any amendment or modification hereof (including the Amendment Agreement), or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

          (d) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Article V as it relates to Section 5.2, 5.3 (with respect to the Credit Parties’ existence) or 5.8 or Article VI of the Existing Revolving Credit Agreement;
          (e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;
          (f) any Credit Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after expiration of any applicable grace or cure period);
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) any obligation under a Hedging Agreement that becomes due as a result of a default by a party thereto other than a Credit Party or a Subsidiary;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) any Credit Party or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) any Credit Party or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;
          (k) one or more final judgments for the payment of money shall be rendered against the Guarantor, the Borrower, any Subsidiary or any combination thereof and either (i) a creditor shall have commenced enforcement proceedings upon any such judgment in an aggregate amount (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $40,000,000 (a “Material Judgment”) or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of any Material Judgment shall not be in effect (by reason of pending appeal or otherwise) (it being understood that, notwithstanding the definition of “Default”, no “Default” shall be triggered solely by the rendering of such a judgment or judgments prior to the commencement of enforcement proceedings or the lapse of such 30 consecutive day period, so long as such judgments are capable of satisfaction by payment at any time);

          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
          (m) a Change in Control shall occur; or
          (n) the Guarantee contained in Article VII herein shall cease, for any reason, to be in full force and effect in any material respect or any Credit Party shall so assert;
then, and in every such event (other than an event with respect to the Credit Parties described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties; and in case of any event with respect to the Credit Parties described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.
ARTICLE IX
THE ADMINISTRATIVE AGENT
          Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or when expressly required hereby, all the Lenders) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by any Credit Party or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and of all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default under Section 8(a), 8(b) or 8(i) shall have occurred and be continuing (which consent shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
          Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby agree that no agent (other than the Administrative Agent) shall have any rights, duties or responsibilities in its capacity as agent hereunder and that no agent (other than the Administrative Agent) shall have the authority to take any action hereunder in its capacity as such.
ARTICLE X
MISCELLANEOUS
          SECTION 10.1. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Borrower or the Guarantor, to it at One H&R Block Way, Kansas City, Missouri 64105, Attention of Becky Shulman (Telecopy No. (816) 854-8043), David Staley (Telecopy No. (816) 854-8043) and Andrew Somora (Telecopy No. (816) 802-1043);
          (b) if to the Administrative Agent, to HSBC Bank USA, National Association, Agency Services Group, One HSBC Center, Floor 26, Buffalo, NY 14203, Attention of Donna Riley (Telecopy No. (716) 841-0269), with a copy to HSBC Bank USA, National Association, 452 Fifth Avenue, New York, NY 10018, Attention of Peter Nealon (Telecopy No. (212) 525-2479); and
          (c) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices and other communications to the Lenders hereunder may be posted to Intralinks or a similar website or delivered by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Borrower or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          SECTION 10.2. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Credit Parties therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Credit Parties and the Required Lenders or by the Credit Parties and the Administrative Agent with the consent of the Required Lenders and in accordance with the terms of the Amendment Agreement; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the guarantee contained in Article VII, without the written consent of each Lender or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
          SECTION 10.3. Expenses; Indemnity: Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.
          (b) The Credit Parties shall jointly and severally indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Credit Parties or any Subsidiaries, or any Environmental Liability related in any way to the Credit Parties or any Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee or any of its Related Parties.

          (c) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. The Administrative Agent shall have the right to deduct any amount owed to it by any Lender under this paragraph (c) from any payment made by it to such Lender hereunder.
          (d) To the extent permitted by applicable law, the Credit Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
          (e) All amounts due under this. Section shall be payable promptly after written demand therefor.
          SECTION 10.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan); provided that (i) each of the Borrower and the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loan, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
          (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Credit Party, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.
          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (e) Any Lender may, without the consent of any Credit Party or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Loan); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
          (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless title sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.
          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

          (h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.4(h), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its Loan to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loan to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (h) may not be amended without the written consent of any SPC with a Loan outstanding at the time of such proposed amendment. An SPC shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Granting Lender would have been entitled to receive under such Sections if the Granting Lender had made the relevant credit extension.
          SECTION 10.5. Survival. All covenants, agreements, representations and warranties made by the Credit Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.13, 2.14, 2.15 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.
          SECTION 10.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This

Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 10.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 10.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 10.9. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or its properties in the courts of any jurisdiction.
          (c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by it or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Credit Party. For the purposes of this Section, “Information” means all information received from any Credit Party relating to. any Credit Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 10.14. USA Patriot Act.
          Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
          SECTION 10.15. Amendment and Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, each Lender acknowledges that the provisions of this Agreement are subject to the provisions of the Amendment Agreement. In the event of any conflict between the terms of the Amendment Agreement and this Agreement, the terms of the Amendment Agreement shall govern and control.
          SECTION 10.16. Effectiveness of this Agreement; No Novation. Until this Agreement becomes effective in accordance with the terms and subject to the conditions set forth herein, the Existing Bridge Credit Agreement shall remain in full force and effect and shall not be affected hereby. After the Amendment and Restatement Effective Date, any and all obligations of the Borrower, the Guarantor or any of their respective Subsidiaries under the Existing Bridge Credit Agreement to HSBC shall become obligations hereunder and the provisions of the Existing Bridge Credit Agreement shall be superseded by the provisions of this Agreement and the BNPP Bridge Credit Agreement. This Agreement shall not extinguish the loans outstanding under the Existing Bridge Credit Agreement and nothing herein contained shall be construed as a substitution or novation of the loans outstanding under the Existing Bridge Credit Agreement, which shall remain outstanding after the Amendment and Restatement Effective Date as modified by this Agreement and the BNPP Bridge Credit Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLOCK FINANCIAL CORPORATION
By:	/s/ Becky S. Shulman
Title:

H&R BLOCK, INC.
By:	/s/ Becky S. Shulman
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and Lender
By:
Title:

[Amended and Restated Bridge Credit and Guarantee Agreement]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLOCK FINANCIAL CORPORATION
By:
Title:

H&R BLOCK, INC.
By:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent and Lender
By:	/s/ Vincent Clark
VINCENT CLARK Title: SENIOR VICE PRESIDENT

[Amended and Restated Bridge Credit and Guarantee Agreement]

SCHEDULE 2.1
COMMITMENTS

Lender	Commitment

HSBC Bank USA, National Association	$250,000,000

Total	$250,000,000

SCHEDULE 3.4(a)
Guarantee Obligations
None.

SCHEDULE 3.6
Disclosed Matters
None.

SCHEDULE 3.13
Subsidiaries
          The following is a list of the direct and indirect subsidiaries of H&R Block, Inc., a Missouri corporation.

Domestic
	Company Name	Jurisdiction
1	2430472 Nova Scotia Company	Nova Scotia
2	4230 W. Green Oaks, Inc.	Michigan
3	Aculink Mortgage Solutions, LLC	Florida
4	AcuLink of Alabama, LLC	Alabama
5	BFC Transactions, Inc.	Delaware
6	Birchtree Financial Services, Inc.	Oklahoma
7	Birchtree Insurance Agency, Inc.	Missouri
8	Block Financial Corporation	Delaware
9	Burr Oak Technical Solutions, Inc.	Delaware
10	CFS-McGladrey, LLC	Massachusetts
11	Cfstaffing, Ltd.	British Columbia
12	Companion Insurance, Ltd.	Bermuda
13	Companion Mortgage Corporation	Delaware
14	Creative Financial Staffing of Western Washington, LLC	Massachusetts
15	EquiCo Europe Limited	United Kingdom
16	Equico, Inc.	California
17	Express Tax Service, Inc.	Delaware
18	Financial Marketing Services, Inc.	Michigan
19	Financial Stop Inc.	British Columbia
20	First Option Asset Management Services, Inc.	California
21	First Option Asset Management Services, LLC	California
22	FM Business Services, Inc.	Delaware
23	Franchise Partner, Inc.	Nevada
24	H&R Block (India) Private Limited	India
25	H&R Block (Nova Scotia), Incorporated	Nova Scotia
26	H&R Block Bank	Missouri
27	H&R Block Canada Financial Services, Inc.	Canada
28	H&R Block Canada, Inc.	Canada
29	H&R Block Digital Tax Solutions, LLC	Delaware
30	H&R Block Eastern Enterprises, Inc.	Missouri
31	H&R Block Enterprises, Inc.	Missouri
32	H&R Block Financial Advisors, Inc.	Michigan
33	H&R Block Global Solutions (Hong Kong) Limited	Hong Kong
34	H&R Block Group, Inc.	Delaware
35	H&R Block Insurance Agency of Massachusetts, Inc.	Massachusetts
36	H&R Block Insurance Agency, Inc.	Delaware
37	H&R Block Limited	New South Wales
38	H&R Block Services, Inc.	Missouri
39	H&R Block Tax and Business Services, Inc.	Delaware
40	H&R Block Tax and Financial Services Limited	United Kingdom
41	H&R Block Tax Institute, LLC	Missouri

Domestic
	Company Name	Jurisdiction
42	H&R Block Tax Services, Inc.	Missouri
43	H&R Block, Inc.	Missouri
44	HRB Advance LLC	Delaware
45	HRB Center LLC	Missouri
46	HRB Concepts LLC	Delaware
47	HRB Corporate Enterprises LLC	Delaware
48	HRB Corporate Services LLC	Missouri
49	HRB Digital Technology Resources LLC	Delaware
50	HRB Expertise LLC	Missouri
51	HRB Financial Corporation	Michigan
52	HRB International LLC	Missouri
53	HRB Management, Inc.	Missouri
54	HRB Products LLC	Missouri
55	HRB Property Corporation	Michigan
56	HRB Realty Corporation	Michigan
57	HRB Royalty, Inc.	Delaware
58	HRB Support Services LLC	Delaware
59	HRB Tax & Technology Leadership LLC	Missouri
60	HRB Tax & Technology Software LLC	Missouri
61	HRB Texas Enterprises, Inc.	Missouri
62	OLDE Discount of Canada	Canada
63	Option One Advance Corporation	Delaware
64	Option One Insurance Agency, Inc.	California
65	Option One Loan Warehouse LLC	Delaware
66	Option One Mortgage Acceptance Corporation	Delaware
67	Option One Mortgage Capital Corporation	Delaware
68	Option One Mortgage Corporation	California
69	Option One Mortgage Corporation (India) Private Limited	Pune
70	Option One Mortgage Securities Corp.	Delaware
71	Option One Mortgage Securities II Corp.	Delaware
72	Option One Mortgage Securities III Corp.	Delaware
73	Option One Mortgage Securities IV LLC	Delaware
74	Option One Mortgage Services, Inc.	Massachusetts
75	O’Rourke Career Connections, LLC	California
76	PDI Global, Inc.	Delaware
77	Pension Resources, Inc.	Illinois
78	Premier Mortgage Services of Washington, Inc.	Washington
79	Premier Property Tax Services, LLC	California
80	Premier Trust Deed Services, Inc.	California
81	RedGear Technologies, Inc.	Missouri
82	RSM (Bahamas) Global, Ltd.	The Bahamas
83	RSM Employer Services Agency of Florida, Inc.	Florida
84	RSM Employer Services Agency, Inc.	Georgia
85	RSM Equico Canada, Inc.	Canada
86	RSM Equico Capital Markets, LLC	Delaware
87	RSM Equico, Inc.	Delaware
88	RSM McGladrey Business Services, Inc.	Delaware
89	RSM McGladrey Business Solutions, Inc.	Delaware
90	RSM McGladrey Employer Services, Inc.	Georgia
91	RSM McGladrey Financial Process Outsourcing India Pvt. Ltd.	India

Domestic
	Company Name	Jurisdiction
92	RSM McGladrey Financial Process Outsourcing, LLC	Minnesota
93	RSM McGladrey Insurance Services, Inc.	Delaware
94	RSM McGladrey TBS, LLC	Delaware
95	RSM McGladrey, Inc.	Delaware
96	ServiceWorks, Inc.	Delaware
97	TaxNet Inc.	California
98	TaxWorks, Inc.	Delaware
99	The Tax Man, Inc.	Massachusetts
100	West Estate Investors, LLC	Missouri
101	Woodbridge Mortgage Acceptance Corporation	Delaware

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the $250,000,000 Amended and Restated Bridge Credit and Guarantee Agreement (HSBC), dated as of December 20, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Block Financial Corporation (the “Borrower”), H&R Block, Inc., the Lenders party thereto and HSBC Bank USA, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:
          1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
          2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim, lien or encumbrance upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, lien or encumbrance; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party, any of their respective Subsidiaries or any other obligor or the performance or observance by any Credit Party, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any promissory notes held by it evidencing the Assigned Facilities and (i) requests that the Agent, upon request by the Assignee, exchange the attached promissory notes for a new promissory note or promissory notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Agent exchange the attached promissory notes for a new promissory note or promissory notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
          3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 3.4 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and

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discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15(e) of the Credit Agreement.
          4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).
          5. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
          6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          7. The Assignee hereby acknowledges that the terms of the Credit Agreement are subject to intercreditor provisions set forth in the Amendment and Intercreditor Agreement, dated as of December 20, 2007 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Amendment Agreement”), by and among the Borrower, the Guarantor, the Agent and the other parties thereto from time to time and agrees to be bound by the provisions thereof.
          8. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance
Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal
Amount Assigned
$______________________
$______________________

[NAME OF ASSIGNEE]	[NAME OF ASSIGNOR]

By:	By:
Title:	Title:

Consented to and Accepted:	Consented To:

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent	BLOCK FINANCIAL CORPORATION

By:	By:
Title:	Title: